Exhibit 5 (ii)






                                                January 27, 1997



Media General, Inc.
333 East Grace Street
Richmond, Virginia  23219

Gentlemen:

         I have acted as counsel for you in connection with a registration statement (Form S-8) filed on November 25,1996 (No. 333-16737) with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, relative to 1,000,000 shares of your Class A Common Stock (the "Shares") subject to purchase pursuant to the Thrift Plan Plus for Employees of Media General, Inc. (the "Plan"). The Plan also registers an indeterminate amount of interest to be offered or sold by the Plan.

         I also have acted as counsel for you in connection with amending the registration statement to incorporate therein the offering and sale of the Shares and Plan interests to employees of Register Publishing Company, Inc., pursuant to the Register Publishing Company, Inc. Incentive Savings Plan (the "Subsidiary Plan"). As such, I have examined the registration statement, all exhibits filed therewith or incorporated therein by reference and such other documents as I deemed necessary in order to render this opinion.

         Based on this examination, and in lieu of an opinion that the Subsidiary Plan complies with ERISA, Media General, Inc., has undertaken to submit the Subsidiary Plan, and any amendments thereto, to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Subsidiary Plan.

         I hereby consent to the use of this opinion as an exhibit to such registration statement.

                                                Very truly yours,



                                                George L. Mahoney

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